Exhibit 99.1

Contango Reports Year-End Results and Updates Operations

HOUSTON--(BUSINESS WIRE)--August 29, 2011--Contango Oil & Gas Company (NYSE Amex: MCF) reported natural gas and oil sales from continuing operations for the fiscal year ended June 30, 2011 of approximately $203.8 million, compared to $159.0 million for the same period last year. The Company reported net income attributable to common stock for the year ended June 30, 2011 of approximately $65.0 million, or $4.15 per basic share and $4.14 per diluted share, which included approximately $1.6 million of income from discontinued operations, or $0.10 per basic and diluted share, related to the sale of our Conterra Company assets and the distribution of Contango ORE, Inc. This compares to net income attributable to common stock for the year ended June 30, 2010 of approximately $49.7 million, or $3.14 per basic and $3.08 per diluted share, which included a loss from discontinued operations of approximately $0.5 million, or $(0.03) per basic and diluted share.

For the three months ended June 30, 2011, natural gas and oil sales from continuing operations were approximately $48.9 million, up from $40.1 million for the three months ended June 30, 2010. Contango had net income attributable to common stock of approximately $17.5 million, or $1.12 per basic and diluted share, compared to net income attributable to common stock for the three months ended June 30, 2010 of approximately $15.4 million, or $0.97 per basic and $0.95 per diluted share.

For the remainder of fiscal year 2012, our capital expenditure budget calls for us to invest approximately $81.4 million. Of this, we expect to invest approximately $50 million to drill two wildcat exploration wells in the Gulf of Mexico, at an estimated dry hole cost of approximately $25 million each, net to Contango, subject to permitting approval by the Bureau of Ocean Energy Management, Regulation and Enforcement. We also plan to invest approximately $19.6 million in Alta Energy Partners, LLC, and $11.8 million to complete payment on several capital projects.

Our production is currently 78.1 million cubic feet equivalent per day, net to Contango. As of August 29, 2011, we had no debt and approximately $120 million in net available cash.

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2011	2010	2009
REVENUES:
Natural gas and oil sales	$203,778	$159,010	$190,656
Total revenues	203,778	159,010	190,656

EXPENSES:
Operating expenses	25,989	16,692	23,684
Exploration expenses	9,751	20,850	20,603
Depreciation, depletion and amortization	55,231	34,521	32,673
Impairment of natural gas and oil properties	1,786	952	11,075
General and administrative expense	12,341	4,599	9,467
Total expenses	105,098	77,614	97,502

OTHER INCOME (EXPENSE)	(158)	398	184
GAIN (LOSS) ON SALE OF ASSETS	(273)	113	(530)

NET INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	98,249	81,907	92,808
Provision for income taxes	(34,797)	(31,741)	(36,947)
INCOME FROM CONTINUING OPERATIONS	63,452	50,166	55,861

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	1,581	(480)	-

NET INCOME ATTRIBUTABLE TO COMMON STOCK	$65,033	$49,686	$55,861

NET INCOME PER SHARE:
Basic
Continuing operations	$4.05	$3.17	$3.41
Discontinued operations	0.10	(0.03)	-
Total	$4.15	$3.14	$3.41
Diluted
Continuing operations	$4.04	$3.11	$3.35
Discontinued operations	0.10	(0.03)	-
Total	$4.14	$3.08	$3.35

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	15,665	15,831	16,363
Diluted	15,713	16,157	16,690

Production, Prices, Operating Expenses and Other

	Year Ended June 30,
	2011	2010	2009
Production:
Natural gas (million cubic feet)	24,742	21,081	20,535
Oil and condensate (thousand barrels)	675	504	515
Natural gas liquids (thousand gallons)	26,926	24,690	24,803
Total (million cubic feet equivalent)	32,639	27,632	27,168

Natural gas (million cubic feet per day)	67.8	57.8	56.3
Oil and condensate (thousand barrels per day)	1.8	1.4	1.4
Natural gas liquids (thousand gallons per day)	73.8	67.6	68.0
Total (million cubic feet equivalent per day)	89.1	75.9	74.4

Average sales price:
Natural gas (per thousand cubic feet)	$4.39	$4.48	$6.34
Oil and condensate (per barrel)	$91.97	$77.18	$67.72
Natural gas liquids (per gallon)	$1.23	$1.04	$1.03
Total (per thousand cubic feet equivalent)	$6.24	$5.75	$7.02

Selected data per Mcfe:
Total lease operating expenses	$0.80	$0.60	$0.87
General and administrative expenses	$0.38	$0.17	$0.35
Depreciation, depletion and amortization of natural gas and oil properties	$1.68	$1.24	$1.17

Contango is a Houston-based, independent natural gas and oil company. The Company’s business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Kenneth R. Peak, 713-960-1901
www.contango.com